Exhibit 99.1

The Container Store Group, Inc. Announces First Quarter Fiscal 2017 Financial Results

Net Sales up 3.2%; Comparable Store Sales down 1.2%

0.7% of Comparable Store Sales Decline Attributable to Easter Shift

Comparable Store Sales Slightly Positive in June; Continuing Positive in July

SG&A Savings and Efficiency Program and Custom Closets
Continue to Drive Financial Results

Reiterates Fiscal 2017 Earnings Per Share Outlook of $0.25 to $0.35

Coppell, TX — August 2, 2017 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the first quarter of fiscal 2017 ended July 1, 2017.

•                  Consolidated net sales were $183.1 million, up 3.2%.  Net sales in The Container Store retail business (“TCS”) were $167.1 million, up 3.6%.  Elfa International AB (“Elfa”) third-party net sales were $16.0 million, down 1.2%, primarily due to the negative impact of foreign currency translation of 7.2%.

•                  Comparable store sales were down 1.2%.  The Easter timing shift negatively impacted the quarter’s comparable store sales by approximately 0.7%.

•                  Consolidated net loss per share was ($0.16) compared with ($0.04) in the first quarter of fiscal 2016.  Adjusted net loss per share was ($0.11) compared with ($0.09) in the first quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table). Net loss per share and adjusted net loss per share in the first quarter of fiscal 2017 include a $0.01 negative impact related to the Easter timing shift.

“We are pleased with our first quarter fiscal 2017 financial performance and the progress we have made on many fronts.  The quarter’s results were largely as we expected from both a top and bottom line perspective.  Our Custom Closets business continues to positively contribute to our sales and profitability, and we’ve seen sustained sales trend improvement in our other product categories. In first quarter 2017, our comparable store sales improved as the quarter progressed, moving into slightly positive territory by June. This improvement continued into July, the first month of our second quarter. Our results reflect some benefits from the key sales revitalizing initiatives we are working on, as well as the savings and efficiency efforts we launched last year, and have been building upon this year,” said Melissa Reiff, Chief Executive Officer.

Reiff continued, “Based on our first quarter performance, we are reiterating our previously provided outlook for fiscal 2017.  Looking ahead to the remainder of the year, we intend to remain focused on executing our previously announced Optimization Plan to drive improvement in sales and profitability.  Additionally, we plan to continue our efforts with the key strategic priorities of the Company, which include customer experience and store formats and design, product and merchandising, customer acquisition and retention, and investments in our employees.”

New and Existing Stores

During the first quarter of fiscal 2017 the Company opened one new store in Cleveland, Ohio.  In addition, the Company opened a new store in Albuquerque, New Mexico on July 8, 2017.  As previously announced, the

Company plans to open the following additional locations during the remainder of fiscal 2017:  Livingston, New Jersey; Staten Island, New York; and the relocation of its Chestnut Hill, Massachusetts store.

First Quarter Fiscal 2017 Results

For the first quarter (thirteen weeks) ended July 1, 2017:

•                  Consolidated net sales were $183.1 million, up 3.2% as compared to the first quarter of fiscal 2016. Net sales at TCS were $167.1 million, up 3.6%, with the increase driven by new store net sales, partially offset by a 1.2% decrease in net sales from comparable stores. Elfa third-party net sales were $16.0 million, down 1.2% compared to the first quarter ended July 2, 2016, primarily due to the negative impact of foreign currency translation during the quarter which reduced third-party net sales by 7.2%, partially offset by higher sales in Russia.

•                  Consolidated gross margin was 56.6%, a decrease of 240 basis points compared to the first quarter of fiscal 2016. TCS gross margin declined 210 basis points to 56.5% primarily due to a greater portion of sales generated by merchandise campaigns during the quarter, combined with strong sales growth in lower gross margin business-to-business sales and higher costs associated primarily with our installation services business. Elfa gross margin declined 310 basis points primarily due to higher direct materials costs, partially offset by production efficiencies.

•                  Consolidated selling, general and administrative expenses (“SG&A”) increased by 4.7% to $96.6 million from $92.3 million in the first quarter of fiscal 2016. SG&A as a percentage of net sales increased 80 basis points. This was primarily due to the reversal of accrued deferred compensation associated with executive employment agreements amended and restated during the first quarter of fiscal 2016, net of costs incurred to execute the agreements, of $3.9 million, or a 220 basis points benefit in the prior year first quarter. This increase as a result of the prior period benefit was partially offset by a 140 basis point improvement in SG&A expense as a percentage of net sales, primarily due to ongoing savings and efficiency efforts, combined with lower self-insurance costs, partially offset by deleveraging of occupancy costs associated with negative comparable store sales growth, as well as other additional SG&A costs.

•                  The Company recorded other expenses of $3.5 million in the first quarter of fiscal 2017, which were related to severance costs incurred to implement the previously announced Optimization Plan.

•                  Consolidated net interest expense increased slightly to $4.2 million.

•                  The effective tax rate was 37.4%, as compared to 33.3% in the first quarter ended July 2, 2016. The increase in the effective tax rate is primarily due to a shift in the mix of projected domestic and foreign earnings.

•                  Net loss was $7.7 million, or ($0.16) per share, in the first quarter of fiscal 2017 compared to net loss of $2.1 million, or ($0.04) per share in the first quarter of fiscal 2016. Adjusted net loss was $5.5 million, or ($0.11) per share, in the first quarter of fiscal 2017 compared to adjusted net loss of $4.2 million, or ($0.09) per share in the first quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

•                  Adjusted EBITDA was $6.4 million in the first quarter of fiscal 2017 compared to $12.0 million in the first quarter of fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).  The Adjusted EBITDA of $12.0 million in the first quarter of fiscal 2016 includes the aforementioned benefit from the impact of amended and restated employment agreements during the prior year first quarter, net of costs incurred to execute the agreements of $3.9 million.

Balance sheet highlights:

(In thousands)	July 1, 2017	July 2, 2016
Cash	$7,216	$8,189
Total debt, net of deferred financing costs	$324,552	$337,990
Liquidity*	$87,698	$78,598

*Cash plus availability on revolving credit facilities

Optimization Plan

In May 2017, the Company announced the implementation of a four-part Optimization Plan to drive improved sales and profitability. This plan includes sales initiatives, certain full-time position eliminations at TCS, organizational realignment at Elfa and ongoing savings and efficiency efforts.  The Company continues to expect to incur pre-tax charges associated with the Optimization Plan of approximately $9 to $11 million in fiscal 2017, or $0.12 to $0.14 on a per share basis.  The expected annualized pre-tax savings associated with the Optimization Plan continue to be approximately $20 million, of which approximately $12 to $15 million, or $0.15 to $0.19 on a per share basis, is expected to be realized in fiscal 2017, for an estimated net benefit of approximately $0.03 to $0.05 on a per share basis.

Outlook

As previously outlined, for fiscal 2017, consolidated net sales are expected to be $830 to $850 million, based on the Company’s four expected new store openings and a comparable store sales decrease in the low single digit range. Net income is expected to be $0.25* to $0.35* per common share based on estimated common shares outstanding of 49 million, and includes the aforementioned Optimization Plan charges and benefits. This assumes a tax rate of approximately 39% for the full year.

Fiscal 2017 adjusted net income is expected to be $0.37* to $0.49* per share, which compares to adjusted net income of $0.27 per share in fiscal 2016 (see Reconciliation of GAAP to Non-GAAP Financial Measures table).

*Assumes existing debt structure remains in place.  As previously disclosed, the Company is currently seeking opportunities to refinance its debt.

Conference Call Information

A conference call to discuss first quarter fiscal 2017 financial results is scheduled for today, August 2, 2017, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 (international callers please dial (412) 317-6671). The pin number to access the telephone replay is 13666342. The replay will be available until September 2, 2017.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements about our expectations regarding our goals, strategies, priorities and initiatives, including our Optimization Plan and key strategic priorities; expectations regarding new store openings and relocations; anticipated financial performance and tax rate for fiscal 2017; anticipated charges and savings in connection with our Optimization Plan; and seeking opportunities to refinance our debt.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our Optimization Plan may not result in improved sales and profitability; our inability to open or relocate new stores, or remodel existing stores, in the timeframe and at the locations we anticipate; overall decline in the health of the economy, consumer spending, and the housing market; our operating and financial performance in a given period may not meet the guidance we provided to the public; our inability to manage costs and risks relating to new store openings; our inability to source and market new products to meet consumer preferences; our failure to achieve or maintain profitability; our dependence on a single distribution center for all of our stores; effects of a security breach or cyber-attack of our website or information technology systems; our vulnerability to natural disasters and other unexpected events; our reliance upon independent third party transportation providers; our inability to protect our brand; our failure to successfully anticipate consumer preferences and demand; our inability to manage our growth; inability to locate available retail store sites on terms acceptable to us; our inability to maintain sufficient levels of cash flow to meet growth expectations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; fluctuations in currency exchange rates; our inability to effectively manage our online sales; competition from other stores and internet based competition; our inability to obtain merchandise on a timely basis at competitive prices as a result of changes in vendor relationships; vendors may sell similar or identical products to our competitors; our reliance on key executive management, and the transition in our executive leadership; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; our dependence on foreign imports for our merchandise; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti bribery and anti-kickback laws; and our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on June 1, 2017, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store (NYSE: TCS) is the nation’s leading retailer of storage and organization products — a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to save space and time, a suite of custom closet systems and an array of digital shopping services. Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for real solutions from the really organized and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated statements of operations (unaudited)

(In thousands, except share and	Thirteen Weeks Ended
per share amounts)	July 1, 2017	July 2, 2016
Net sales	$183,068	$177,448
Cost of sales (excluding depreciation and amortization)	79,458	72,753
Gross profit	103,610	104,695
Selling, general, and administrative expenses (excluding depreciation and amortization)	96,640	92,313
Stock-based compensation	494	365
Pre-opening costs	1,386	1,096
Depreciation and amortization	9,542	9,347
Other expenses	3,534	549
Loss (gain) on disposal of assets	51	(3)
(Loss) income from operations	(8,037)	1,028
Interest expense	4,225	4,110
Loss before taxes	(12,262)	(3,082)
Benefit for income taxes	(4,585)	(1,025)
Net loss	$(7,677)	$(2,057)
Net loss per common share - basic and diluted	$(0.16)	$(0.04)
Weighted-average common shares - basic and diluted	48,047,937	47,986,975

The Container Store Group, Inc.

Consolidated balance sheets (unaudited)

	July 1,	April 1,	July 2,
(In thousands, except share and per share amounts)	2017	2017	2016
Assets
Current assets:
Cash	$7,216	$10,736	$8,189
Accounts receivable, net	27,490	27,476	25,035
Inventory	105,006	103,120	104,144
Prepaid expenses	16,131	10,550	14,817
Income taxes receivable	668	16	770
Other current assets	13,683	10,787	9,852
Total current assets	170,194	162,685	162,807
Noncurrent assets:
Property and equipment, net	163,876	165,498	173,937
Goodwill	202,815	202,815	202,815
Trade names	229,009	226,685	228,699
Deferred financing costs, net	297	320	389
Noncurrent deferred tax assets, net	2,226	2,139	1,269
Other assets	1,824	1,692	1,826
Total noncurrent assets	600,047	599,149	608,935
Total assets	$770,241	$761,834	$771,742

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$43,445	$44,762	$51,552
Accrued liabilities	69,601	60,107	62,220
Revolving lines of credit	2,729	—	5,982
Current portion of long-term debt	5,448	5,445	5,464
Income taxes payable	1,297	2,738	—
Total current liabilities	122,520	113,052	125,218
Noncurrent liabilities:
Long-term debt	316,375	312,026	326,544
Noncurrent deferred tax liabilities, net	77,712	80,679	79,922
Deferred rent and other long-term liabilities	33,742	34,287	33,532
Total noncurrent liabilities	427,829	426,992	439,998
Total liabilities	550,349	540,044	565,216

Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,052,900 shares issued at July 1, 2017; 48,045,114 shares issued at April 1, 2017; 47,986,975 shares issued at July 2, 2016	481	480	480
Additional paid-in capital	859,638	859,102	857,381
Accumulated other comprehensive loss	(17,401)	(22,643)	(19,175)
Retained deficit	(622,826)	(615,149)	(632,160)
Total shareholders’ equity	219,892	221,790	206,526
Total liabilities and shareholders’ equity	$770,241	$761,834	$771,742

The Container Store Group, Inc.

Consolidated statements of cash

flows (unaudited)

	Thirteen Weeks Ended
	July 1,	July 2,
(In thousands) (unaudited)	2017	2016
Operating activities
Net loss	$(7,677)	$(2,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,542	9,347
Stock-based compensation	494	365
Loss (gain) on disposal of property and equipment	51	(3)
Deferred tax benefit	(4,573)	(922)
Noncash interest	480	480
Other	195	(153)
Changes in operating assets and liabilities:
Accounts receivable	744	(2,836)
Inventory	(350)	(19,283)
Prepaid expenses and other assets	(6,565)	244
Accounts payable and accrued liabilities	5,937	18,497
Income taxes	(2,120)	175
Other noncurrent liabilities	(939)	(4,523)
Net cash used in operating activities	(4,781)	(669)

Investing activities
Additions to property and equipment	(5,181)	(8,013)
Proceeds from sale of property and equipment	2	7
Net cash used in investing activities	(5,179)	(8,006)

Financing activities
Borrowings on revolving lines of credit	4,876	11,530
Payments on revolving lines of credit	(2,261)	(9,017)
Borrowings on long-term debt	5,000	12,000
Payments on long-term debt	(1,350)	(6,355)
Payment of taxes with shares withheld upon restricted stock vesting	(39)	—
Net cash provided by financing activities	6,226	8,158

Effect of exchange rate changes on cash	214	(103)
Net decrease in cash	(3,520)	(620)
Cash at beginning of period	10,736	8,809
Cash at end of period	$7,216	$8,189

Supplemental information for non-cash investing and financing activities:
Purchases of property and equipment (included in accounts payable)	$1,148	$751
Capital lease obligation incurred	$36	$147

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income (loss), adjusted net income (loss) per diluted share, and Adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income (loss) as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., its controlling stockholder, to assess its financial performance. The Company presents these non-GAAP measures because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company.  These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income (loss) as net income (loss) available to common shareholders before distributions accumulated to preferred shareholders, stock-based compensation and other costs in connection with our IPO, restructuring charges, impairment charges related to intangible assets, losses on extinguishment of debt, certain gains on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our Optimization Plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income (loss) per diluted share as adjusted net income (loss) divided by the diluted weighted average common shares outstanding. We use adjusted net income (loss) and adjusted net income (loss) per diluted share to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income (loss) and adjusted net income (loss) per diluted share because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

We have included a presentation of adjusted net loss for the thirteen weeks ended July 2, 2016 to show the net impact of the amended and restated employment agreements entered into with key executives during the thirteen weeks ended July 2, 2016 (“management transition costs (benefits)”). Although we disclosed the net positive impact of the amended and restated employment agreements in our discussions of earnings per share and SG&A in our earnings press releases in fiscal 2016, we did not include in those press releases a presentation of adjusted net income. However, in the thirteen weeks ended July 1, 2017, our Optimization Plan has caused us to incur similar charges that we believe are not indicative of our core operating performance, and we expect to continue to incur such charges in the remainder of fiscal 2017. As a result, we believe that adjusting net loss in the thirteen weeks ended July 2, 2016 for management transition costs (benefits), in addition to adjusting net loss for the thirteen weeks ended July 1, 2017 for charges incurred as part of the implementation of our Optimization Plan, will assist investors in comparing our core operating performance across reporting periods on a consistent basis. Likewise, we believe that presenting full year fiscal 2017 adjusted net income guidance and fiscal 2016 adjusted net income as a comparative measure, will assist investors in evaluating our anticipated financial performance as it relates to our core operations.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except share and per share amounts)

(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net (loss) income and adjusted net (loss) income per diluted share with the most directly comparable GAAP financial measures of GAAP net (loss) income and GAAP net (loss) income per diluted share.

	Thirteen Weeks Ended		Fiscal Year 2017 Outlook		Fiscal Year Ended
	July 1, 2017	July 2, 2016	Low	High	April 1, 2016
Numerator:
Net (loss) income	$(7,677)	$(2,057)	$12,250	$17,150	$14,953
Management transition costs (benefits) (a)	—	(3,361)	—	—	(3,361)
Optimization Plan implementation charges (b)	3,534	—	9,000	11,000	—
Taxes(c)	(1,331)	1,189	(3,250)	(4,000)	1,374
Adjusted net (loss) income	$(5,474)	$(4,229)	$18,000	$24,150	$12,966

Denominator:
Weighted average common shares outstanding — diluted	48,047,937	47,986,975	49,000,000	49,000,000	48,016,010

Net (loss) income per diluted share	$(0.16)	$(0.04)	$0.25	$0.35	$0.31
Adjusted net (loss) income per diluted share	$(0.11)	$(0.09)	$0.37	$0.49	$0.27

(a)                                 Certain management transition costs incurred and benefits realized, including the impact of amended and restated employment agreements entered into with key executives during fiscal 2016, which resulted in the reversal of accrued deferred compensation associated with the original employment agreements, net of costs incurred to execute the agreements, of $3,910, partially offset by severance charges of $549, which we do not consider in our evaluation of ongoing performance.

(b)                                 Charges incurred as part of the implementation of our Optimization Plan, which we do not consider in our evaluation of ongoing performance.

(c)                                  Tax impact of adjustments to net (loss) income, which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net loss.

	Thirteen Weeks Ended
	July 1, 2017	July 2, 2016
Net loss	$(7,677)	$(2,057)
Depreciation and amortization	9,542	9,347
Interest expense	4,225	4,110
Income tax benefit	(4,585)	(1,025)
EBITDA	$1,505	$10,375
Pre-opening costs (a)	1,386	1,096
Noncash rent (b)	(461)	(418)
Stock-based compensation (c)	494	365
Foreign exchange (gains) losses (d)	(76)	42
Optimization Plan implementation charges (e)	3,534	—
Other adjustments (f)	48	572
Adjusted EBITDA	$6,430	$12,032

(a)                                 Non-capital expenditures associated with opening new stores and relocating stores, including rent, marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.

(b)                                 Reflects the extent to which our annual GAAP rent expense has been above or below our cash rent payment due to lease accounting adjustments. The adjustment varies depending on the average age of our lease portfolio (weighted for size), as our GAAP rent expense on younger leases typically exceeds our cash cost, while our GAAP rent expense on older leases is typically less than our cash cost.

(c)                                  Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.

(d)                                 Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.

(e)                                  Charges incurred as part of the implementation of our Optimization Plan, consisting of $1,810 of cash severance payments associated with the elimination of certain full-time positions at TCS and $1,724 of cash severance payments associated with organizational realignment at Elfa, which we do not consider in our evaluation of ongoing performance.

(f)                                   Other adjustments include amounts our management does not consider in our evaluation of our ongoing operations, including certain severance and other charges.